EXHIBIT 99.1

Warren Resources Announces 2012 Production and Reserves and Provides 2013 Capital Budget

NEW YORK, Feb. 6, 2013 (GLOBE NEWSWIRE) -- Warren Resources, Inc. ("Warren" or the "Company") (Nasdaq:WRES) today announced 2012 estimated proved oil and gas reserves, 2012 production and provided its 2013 capital budget.

2012 Production

Warren's 2012 net oil and gas production was 2,028,000 barrels of oil equivalent ("BOE"), or an average of 5,541 BOE per day. Oil production for 2012 totaled 1,109,000 net barrels, or an average of 3,030 barrels of oil per day ("BOPD"). This represents a 22% increase from the 911,000 net barrels of oil produced in 2011. Warren produced 5.5 billion cubic feet ("Bcf") net of natural gas in 2012, compared to 5.0 Bcf net of natural gas in 2011. The 2012 year-end oil production exit rate was 3,574 gross (2,910 net) BOPD, compared to compared to a year-end 2011 exit rate of 3,475 gross (2,830 net) BOPD. The 2012 year-end gas production exit rate was 53,800 gross (20,600 net) million cubic feet per day ("Mmcfd"), compared to a 2011 year-end exit rate of 61,800 gross (14,200 net) Mmcfd.

Warren's total fourth quarter 2012 net oil and gas production was 580,000 BOE, or an average of 6,303 BOE per day. Oil production for the fourth quarter of 2012 totaled 273,000 net barrels, or an average of 2,966 BOPD. This represents an 11% increase from the 247,000 net barrels of oil produced in the fourth quarter of 2011. The Company produced 1.8 Bcf net of natural gas in the fourth quarter of 2012, compared to 1.3 Bcf net of natural gas in the fourth quarter of 2011.

"Warren's 2012 production of both oil and gas represented solid growth over 2011," said Philip A. Epstein, Chairman and CEO. "In addition, Warren elected to not drill in California during the fourth quarter of 2012, while we learned from new well performance and planned our best wells for 2013. Our 2012 California production results have demonstrated the reliable, long-lived nature of our Wilmington oil assets, as reflected in the Company's 9.5% increase in proved oil reserves for the year-end 2012. Our gas production and reserves benefited from a timely, lower cost acquisition from Anadarko Petroleum in our south Wyoming Atlantic Rim coalbed methane project," commented Mr. Epstein. "In California, we invested in significant facility upgrades during 2012 that will allow for planned oil production expansion in both our Wilmington oil field units. In Wyoming, we assumed operatorship of the Spyglass Hill Unit and are now planning cost savings and operational efficiencies. We are also continuing to evaluate the best options for our deep rights and natural gas assets in Wyoming."

Total Proved Reserves

Warren reported that its estimated proved oil and gas reserves totaled 24.9 million barrels of oil equivalent ("MMboe") for year-end 2012 and increased approximately 12% from the 22.3 MMboe at December 31, 2011. Total proved reserves for 2012 were 66% crude oil in California and 34% natural gas in Wyoming. 67% of total reserves were proved developed producing (""PDP") and proved developed nonproducing ("PDNP") and 33% were proved undeveloped ("PUD").

The estimated present value of the Company's oil and gas reserves at year-end 2012, discounted at 10% per annum and before the impact of income taxes ("PV-10") was $495 million, compared to $526 million for year-end 2011.

Proved Oil Reserves

Warren's year-end 2012 oil reserves in California increased 9.5% to 16.4 million barrels of oil ("MMbo"), compared to 15.0 MMbo at year-end 2011. An 18 well 2012 drilling program combined with the Company's 2012 geological and engineering work in the Wilmington Townlot Unit ("WTU") in California resulted in a new oil reserve additions to production replacement ratio of 228%.

The 2012 production results and development program in California resulted in PDP reserves of 8.0 MMbo in comparison to 8.2 MMbo last year, reflecting 2012 production of 1.1 MMbo, additions from newly drilled oil wells of 2.7 MMbo, and 0.2 MMbo of negative revisions. Oil reserves now include 8.3 MMbo in PUDs with 75 drilling locations, having a projected development cost of about $26 per barrel of oil. PDP oil reserves declined by 3% and PUD reserves increased by 26% over year-end 2011 levels. At year-end 2012, PDP oil reserves were 49% of total oil proved reserves, compared to 55% for 2011.

The PV-10 of the Company's oil reserves at December 31, 2012 was $476 million, compared to $499 million at year-end 2011. The Securities and Exchange Commission ("SEC") rules require that the proved reserve calculations be based on the first of the month average prices over the preceding twelve months. For the year-end 2012 reserve evaluation, this 12 month calculation resulted in an average realized price of $104.27 per barrel of oil for 2012, compared to $104.47 per barrel of oil for 2011.

Proved Natural Gas Reserves

Warren's proved natural gas reserves, which are comprised of properties in Wyoming, New Mexico and Texas, increased 17% to 8.54 MMboe in 2012, compared to 7.31 MMboe at December 31, 2011. The PV-10 of the Company's natural gas reserves at December 31, 2012 was $19.1 million, compared to $27 million at year-end 2011. The revisions are due to: (1) decline in realized pricing and increased transportation costs, (2) changes to operator development plans, and (3) adjustments to production type curves. For the year-end 2012 reserve evaluation, the realized natural gas price was $2.51 per Mcf in 2012, compared to $3.21 per Mcf in 2011. In Wyoming, PDP and PDNP reserves are 100% of the proved gas reserves for 2012 compared to 65% for 2011.

Warren's estimated proved reserves at December 31, 2012 and 2011 were prepared by the independent reserve engineering firm Netherland, Sewell & Associates, Inc. in accordance with SEC guidelines. Warren's reported reserve estimates do not include any probable or possible reserves.

SUMMARY OF CHANGES IN PROVED RESERVES (in MMboe)
	Oil	Natural Gas
Balance at 12-31-11:	15.0	7.3
Additions / extensions	2.7	0.4
Revisions:	(0.2)	(1.6)
Production:	(1.1)	(1.0)
Purchases and Divestments:	0	3.4
Balance at 12-31-12:	16.4	8.5

Capital Spending Plan for 2013

The Company intends to fund 2013 capital expenditures primarily with cash flow from operations. Based on the 2013 commodity price outlook and hedge positions, the Company forecasts a 2013 capital expenditure budget of approximately $57.9 million, consisting of $52.6 million for California oil drilling activities and $5.3 million for Wyoming. The Company may adjust its 2013 capital expenditures budget for Wyoming after it completes its evaluation of the deeper rights, including Niobrara oil potential and natural gas pricing. The amount and allocation of actual capital expenditures excludes capital expenditures for any acquisitions and will depend on a number of factors, including oil and gas prices, regulatory and environmental approvals, agreements among various working interest owners, drilling and service costs, timing of drilling wells, variances in forecasted production and acquisition opportunities. The above forecasted capital expenditures do not include acquisition capital.

During 2013, Warren plans to drill 3 Tar horizontal producers, 5 Upper Terminal sinusoidal producers, and 5 Ranger sinusoidal producers in the WTU. Additionally, Warren plans to drill 3 Ranger sinusoidal water injectors in the WTU. In the North Wilmington Unit ("NWU"), the Company plans to drill 4 sinusoidal producers in the Ranger formation and 3 sinusoidal injectors in 2013.

The 2013 WTU capital budget consists of $28.1 for drilling and $5.3 million for facilities improvements and other infrastructure costs. Warren plans to spend approximately $11.6 million for drilling and $4.6 million on infrastructure improvements in the NWU in 2013. Additionally, the Company will be performing 3-D seismic mapping of the WTU and NWU geological formations at a budgeted cost of approximately $3.0 million.

The information in this release is unaudited and subject to revision. Audited and final results will be provided in our Annual Report on Form 10-K for the year ended December 31, 2012 currently planned to be filed with Securities and Exchange Commission in early March 2013.

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the exploration, development and production of domestic oil and natural gas reserves. Warren's activities are primarily focused on oil in the Wilmington field in California and natural gas in the Washakie Basin in Wyoming.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. A number of factors can and will cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to, changes in oil and gas prices, changes in expected levels of oil and gas reserve estimates and production estimates, the timing and results of drilling and other development activities, governmental and environmental regulations and permitting requirements and delays, the availability of capital and credit market conditions, unsuccessful exploratory activities, planned capital expenditures, unexpected cost increases, delays in completing production, treatment and transportation facilities, the availability and cost of obtaining equipment and technical personnel, operating hazards, risks associated with the availability of acceptable transportation arrangements, unanticipated operational problems, potential liability for remedial actions under existing or future environmental regulations, changes in tax, environmental and other laws applicable to our business as well as general domestic and international economic and political conditions. All forward-looking statements are made only as of the date hereof and, unless legally required, the Company undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise. The reserve replacement ratio and finding and development cost per unit are statistical indicators that have limitations, including their predictive and comparative value. The oil reserve replacement ratio is calculated by dividing production for the year into the total of proved extensions, discoveries and revisions added as shown in the table. As an annual measure, the reserve replacement ratio can be limited because it may vary widely based on the extent and timing of new discoveries and the varying effects of changes in prices and well performance. In addition, since the reserve replacement ratio and finding and development cost per unit do not consider the cost or timing of future production of new reserves, such measures may not be an adequate measure of value creation. These reserves metrics may not be comparable to similarly titled measurements used by other companies. Further information on risks and uncertainties that may affect Warren's operations and financial performance, and the forward-looking statements made herein, is available in the Company's filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in other public filings and press releases.

CONTACT: Media Contact:
         David Fleming
         212-697-9660